Exhibit 99.1

Media Contact: Investor Contact:	Matt Tidwell 816-556-2069 Ellen Fairchild 816-556-2083

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY AND AQUILA FILE STATUS REPORT TO
THE MISSOURI PUBLIC SERVICE COMMISSION REGARDING
PENDING TRANSACTION

KANSAS CITY, Mo. (Feb. 20, 2008) -- Great Plains Energy Incorporated (NYSE: GXP), Kansas City Power & Light Company (KCP&L) and Aquila, Inc. (NYSE: ILA)  have filed a required status report with the Missouri Public Service Commission regarding the pending Great Plains Energy and Aquila transaction. The report summarizes the settlement discussion progress and proposes a procedural schedule for the resumption of hearings.

Hearings with the Missouri Public Service Commission pertinent to the pending transaction began in December and were subsequently recessed at the companies’ request, so that concerns raised could be addressed.  Since that time, confidential settlement discussions have occurred, and while the sessions have been productive and useful, no comprehensive agreement has been reached to this point and a contractual deadline exists for the approval and closing of this merger. The companies therefore are recommending in a filing today that the Commission establish a procedural schedule, with hearings proposed to resume on April 21, to allow the merger application to be reviewed by the Missouri Public Service Commission within the timeframe established by the transaction documents, regardless of whether a settlement is reached.

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Supplemental direct testimony by Great Plains Energy and KCP&L witnesses is expected to be filed on Monday, Feb. 25. The testimony will address specific concerns raised during the December hearings, as well as identify and discuss the withdrawal of certain requests for regulatory treatment contained in prior filings with the Commission.

Settlement discussions are also continuing in the pending Kansas Corporation Commission proceedings regarding this transaction. Hearings are currently scheduled to start on February 25, 2008, if a settlement is not reached by that time.

Under the terms of the proposed Great Plains Energy and Aquila transaction, which was approved by the shareholders and Boards of Directors of both companies, Great Plains Energy will acquire Aquila and its Missouri utility operating divisions, Missouri Public Service Company and St. Joseph Light & Power.  Immediately prior to the consummation of this transaction, Black Hills Corporation (NYSE: BKH) will acquire from Aquila its Colorado electric utility assets and Colorado, Iowa, Kansas and Nebraska gas utility assets.  Each transaction is contingent on  the completion of the other transaction, meaning that one transaction will not be completed unless the other transaction is completed.

Investor Webcast
Great Plains Energy will host an Investor Webcast on Tuesday, Feb. 26 at 7:00 am CST/ 8:00 am EST to brief investors and other interested parties on the filing and the status of the transaction. For more information, please visit www.greatplainsenergy.com.

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Page 3 – Great Plains Energy and Aquila file status report

About Great Plains Energy:
Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy, L.L.C., a competitive electricity supplier.  More information about the company is available on the Internet at: http://www.greatplainsenergy.com.

FORWARD-LOOKING STATEMENTS
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the comprehensive energy plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the acquisition of Aquila, Inc., and Aquila’s sale of assets to Black Hills Corporation); the outcome of Great Plains Energy’s review of strategic and structural alternatives for its subsidiary Strategic Energy, L.L.C.; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.